Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

February 18, 2021

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, New York 10179

American Depositary Shares

evidenced by American Depositary Receipts

for deposited ordinary shares of

4d pharma plc

Dear Sirs:

Referring to the Registration Statement on Form F-6 (the “Registration Statement”) relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing eight ordinary shares of 4d pharma plc (the "Company"), a corporation organized under the laws of England and Wales. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the "Deposit Agreement") appearing, or incorporated by reference, in exhibit (a) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed (i) the Deposit Agreement, on signing, will be duly authorized, executed and delivered by the Company and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) that at the time any ADSs are issued, (a) the Registration Statement will have been declared effective by the United States Securities and Exchange Commission and remain effective, (b) the relevant Deposited Securities will have been duly authorized, legally and validly issued, will be fully paid and non-assessable, will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, and will constitute "Shares" within the meaning of such term under the Deposit Agreement, and (c) the Deposit Agreement will not have been amended from the version appearing, or incorporated by reference, in the Registration Statement and the ADRs will conform to the form thereof attached to such version of the Deposit Agreement; (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of England and Wales, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, (v) that the Registration Statement was executed by all parties thereto in the manner required by the instructions to Form F-6; (vi) the genuineness and authenticity of all signatures on original documents and the legal capacity, competency and authority of all such signatories; (vii) that photocopy, electronic, conformed, facsimile and other copies submitted to us of original documents conform to the original documents, and that all such original documents were authentic and complete; (viii) that each party thereto will comply with the Deposit Agreement; and (ix) that the rights and remedies set forth in the Deposit Agreement will be exercised reasonably and in good faith.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York, and we are expressing no opinion as to the laws of any other jurisdiction or the effect of any such laws on the foregoing opinion.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressee hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not otherwise be disclosed to or relied upon by anyone else or used for any other purpose or quoted or referred to or made public in any way without our express prior written consent. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours, /s/ Ziegler, Ziegler & Associates LLP